Exhibit 99.1

Reuters
S&P affirms Equifax corporate credit rating
Thursday October 24, 11:44 am ET

(The following statement was released by the rating agency)

NEW YORK, Oct 24 - Standard & Poor’s Ratings Services said today that it assigned its single-‘A’-minus rating to Equifax Inc.’s (NYSE:EFX – News) senior unsecured $250 million notes due 2007. At the same time, Standard & Poor’s affirmed its single-‘A’-minus corporate credit rating and other senior unsecured ratings.

The actions reflect Equifax’ above-average business position in a competitive marketplace and strong free cash flow. Equifax is a leading provider of consumer and commercial information worldwide.

The outlook on Atlanta, Ga.-based Equifax is negative. The company had $895 million of debt outstanding as of Sept. 30, 2002.

“Proceeds from the current note issue is expected to be used primarily to pay down the outstanding indebtedness under Equifax’ revolving credit facility,” said Standard & Poor’s credit analyst Philip Schrank. In addition, the company has limited capital expenditure requirements and stable cash flow. In June 2003, $200 million of the company’s senior notes mature. The company is considering various refinancing options for these notes and may use its revolving credit facility.

The company’s competitive position in information services is enhanced by product and geographic diversity, while operating risk is tempered by an expertise in managing its comprehensive credit files and demographic database and by its low working-capital requirements. Equifax’ principal specialization is in data management.

Computer Sciences Corp. (CSC) (A/Stable/A-1) has had an option, since 1988, to put its credit reporting business to Equifax. CSC controls the timing of the option (Equifax would receive six months’ notice to arrange financing), and the currently estimated price by Equifax' valuation method is expected to be approximately $700 million. However, the acquired business has strong profitability and cash flow characteristics, which, coupled with Equifax’ moderate financial policy and strong cash generation, could moderate any rating impact, if a transaction with CSC should occur.

Complete ratings information is available to subscribers of RatingsDirect, Standard & Poor's Web-based credit analysis system, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor's public Web site at www2.standardandpoors.com; under Fixed Income in the left navigation bar, select Credit Ratings Actions.